UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2016 (April 12, 2016)

On Track Innovations Ltd.
(Exact name of registrant as specified in its charter)

Israel
(State or Other Jurisdiction of Incorporation)

000-1021604	N/A
(Commission File Number)	(IRS Employer Identification No.)

Z.H.R. Industrial Zone, P.O. Box 32, Rosh-Pina, Israel	12000
(Address of Principal Executive Offices)	(Zip Code)

011 972 4 6868000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 12, 2016, On Track Innovations Ltd. (the “Company”) received approval from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) to transfer the listing of the Company’s ordinary shares from the Nasdaq Global Market to the Nasdaq Capital Market. This transfer will be effective at the opening of business on April 14, 2016. The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market and listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements. The Company’s ordinary shares will continue to trade under the symbol “OTIV.”

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2015, the Company received a letter from Nasdaq on October 14, 2015 notifying the Company that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on the Nasdaq Global Market. Following the transfer of its listing, the Company has been granted an additional 180-day grace period to regain compliance with the Nasdaq’s $1.00 minimum bid price requirement. To regain compliance and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of the Company’s ordinary shares must be at least $1.00 for at least ten consecutive business days during the additional 180-day grace period, which will end on October 10, 2016. If the Company fails to regain compliance during this grace period, its ordinary shares will be subject to delisting by Nasdaq. The Company has provided written notice of its intention to cure the minimum bid price deficiency during the second grace period by carrying out a reverse stock split, if necessary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Track Innovations Ltd.

Date: April 13, 2016	By:	/s/ Shlomi Cohen
Name: Shlomi Cohen
Title: Chief Executive Officer